EXHIBIT 99.01

DataMEG Corp. Issues Term Sheet to Acquire 100% of Subsidiary, CAS Communications, Inc.

Boston, MA - June 13, 2003 - DataMEG Corp. (OTCBB:DTMG) announced today that, following a meeting held in Washington, DC between management of CAS Communications, Inc. (CASCO) and DataMEG Corp. (DTMG), it was agreed that DTMG and CASCO will be merged. DTMG, currently the owner of 40% of CASCO, has issued a term sheet to acquire the remaining 60 % equity in its subsidiary.

Andrew Benson, President DataMeg Corp. stated, "We feel, given the business opportunities at hand involving CASCO, North Electric Company, Inc. (NECI), the pending acquisition of Broadband Mobile Technologies, Inc. (BMT) and the business opportunities they are working with; that in the best interests of the respective companies and the shareholders, the merger of CASCO into DTMG as a wholly-owned subsidiary is an intelligent and prudent business decision to make at this time."

Mr. Benson continued, "Following the completion of the merger, DataMEG Corp. will be restructuring its Board of Directors and adding to its management staff. The time has arrived for the Company to prepare for the emergence of its technologies and products in the communications markets. The solidification of its business interests is a logical step in that direction. The Company will now present a variety of communications solutions, with its Multi-Phase Poly Tone System (MPTC)-CASCO, fixed wireless and SOC G4 technology-BMT and the Network Assurance Software-NECI to the market, all under one roof."

The terms of the acquisition were not disclosed. DataMEG Corp. and CAS Communications, Inc. anticipate that the merger can be consummated during the next 90 days.

For futher information about this release and the business at DTMG contact Rich Kaiser, Investor Relations, YES INTERNATIONAL, #800-631-8127

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.